Exhibit 99.1

HARRY & DAVID HOLDINGS, INC. REPORTS FULL YEAR

AND FOURTH QUARTER FISCAL 2007 RESULTS

MEDFORD, Oregon, September 12, 2007 – Harry & David Holdings, Inc., announced today financial results for the fiscal year and fourth quarter ended June 30, 2007.

For the fiscal year ended June 30, 2007, the Company reported net sales from continuing operations of $561.0 million, as compared to net sales from continuing operations of $524.4 million for the fiscal year ended June 24, 2006, due to improved performances in the Company's three operating segments: Harry and David Direct Marketing, Harry and David Stores and Harry and David Wholesale. The fiscal 2007 net sales increase versus fiscal 2006 was $36.6 million, or 7.0%. Fiscal 2007 included 53 weeks. When normalized for a 52-week year, the net sales increase in fiscal 2007 was $32.8 million, or 6.3%, compared to the prior year.

For fiscal 2007, EBITDA from continuing operations, defined as earnings before net interest expense, income taxes, depreciation and amortization, was $86.1 million, compared to $39.7 million for the fiscal year ended June 24, 2006.

The pre-tax income from continuing operations for fiscal 2007 was $41.9 million, compared to a pre-tax loss from continuing operations of $3.1 million reported in fiscal 2006. The increase in pre-tax income was primarily due to a $27.9 million improvement in operating income and a non-cash curtailment gain of $15.8 million resulting from the previously announced freeze of the Company’s pension plan, which took effect on June 30, 2007.

Net income from continuing operations was $30.7 versus a net loss of $5.7 in the prior year. Net income from consolidated operations, which includes discontinued operations, was $32.0 million in fiscal 2007, reflecting an effective tax rate of 27.8%, compared to a loss of $9.7 million and an effective tax rate of (1.0)% in fiscal 2006.

“Fiscal 2007 marked a year of continued sales growth and significantly improved profitability,” said Bill Williams, President and Chief Executive Officer. “Our strong year-over-year performance reflects the successful execution of our key profitability and productivity initiatives. Due to favorable adjustments in our product pricing and markdown strategies, better inventory management and more efficient manufacturing and fulfillment, we achieved sales gains and significant gross margin increases in our core Harry and David Direct Marketing segment. In addition, we successfully increased our sales and margins in our Stores and Wholesale segments.”

Mr. Williams continued, “We achieved these gains while also successfully divesting of our Jackson & Perkins rose and horticulture business. The Jackson & Perkins sale generated a $6.7 million gain and we believe will allow us to better focus our energies on growing our core Harry and David branded businesses and on maintaining the margin improvements we achieved in fiscal 2007.”

Net sales from continuing operations for the thirteen-week period ended June 30, 2007 were $62.9 million, a decrease of $2.0 million, or 3.1%, over the thirteen-week period ended June 24, 2006, due primarily to a modest decrease in catalog and Internet sales in the Harry and David Direct Marketing segment, partially offset by increased sales of Harry & David® products in the Company’s Wholesale segment. The sales decrease was also likely due to the timing of the Easter holiday, which resulted in more Easter holiday sales in the third quarter versus the fourth quarter last year.

For the six months ended June 30, 2007, the Company’s spring season, net sales from continuing operations were $136.2 million, modestly above last year’s sales of $136.0 million.

For the fourth quarter of fiscal 2007, EBITDA from continuing operations was a loss of $20.7 million, compared to a loss of $19.9 million in the same period of fiscal 2006, primarily due to lower sales, partially offset by reduced markdowns and promotional activity and increased revenue from shipping and processing charges, in the Harry & David Direct Marketing segment.

The pre-tax loss from continuing operations for the fourth quarter of fiscal 2007 was $30.7 million, compared to a pre-tax loss from continuing operations of $29.9 million reported in the same period of fiscal 2006.

During the fourth quarter of fiscal 2007, the Company completed the sale of its Jackson & Perkins business, including the direct marketing and wholesale businesses, as well as the sale of land in Wasco, California and the associated buildings and equipment which primarily supported the Jackson & Perkins rose growing operations. The Company recognized a net gain of $6.7 million on the sale, which is included within the results of discontinued operations in the consolidated statement of operations for fiscal 2007. Also included in discontinued operations are the historical operating results of the Jackson & Perkins business and transitional revenue and expenses related to the Company’s agreement to provide certain transitional services through June of fiscal 2008.

For the quarter ended June 30, 2007, the Company’s net loss, which includes discontinued operations, was $7.8 million, reflecting an effective tax rate of 62.6%, compared to net loss of $22.0 million and an effective tax rate of 28.7% for the quarter ended June 24, 2006.

For fiscal 2007, gross profit from continuing operations improved $43.8 million to $265.8 million, while the Company’s gross profit margin was 47.4% in fiscal 2007 compared to 42.3% in fiscal 2006. The improvement was driven by reduced markdowns, discounts and promotional pricing, lower delivery expense, lower manufacturing and fulfillment costs, as well as cost reduction initiatives implemented earlier in the year.

Selling, general and administrative expenses increased to $215.1 million in fiscal 2007, from $199.2 million in fiscal 2006. The increase was primarily driven by higher performance-based incentive compensation due to the Company’s EBITDA performance, higher salary expense partially due to the additional week in fiscal 2007, increased advertising expenses, as well as higher IT consulting expenses. The Company estimates that the extra week in fiscal 2007 added approximately $4.5 million in additional SG&A expense.

Net sales highlights by reporting segment were as follows:

•

For fiscal 2007, Harry and David Direct Marketing’s segment net sales, which include catalog, Internet, business-to-business and outbound telemarketing sales, as well as delivery income, were $384.4 million, a 3.9% increase compared to fiscal 2006, primarily due to increased delivery and processing revenue, increased retail prices and a combination of lower markdowns and discounts. Excluding the 53rd week, Harry and David Direct Marketing’s net sales increased 3.4% from fiscal 2006 to fiscal 2007. In fiscal 2007, catalog circulation decreased approximately 0.7% from fiscal 2006 and Harry and David’s Direct Marketing customer file decreased approximately 5.8% from last year due to a more conservative circulation strategy. Harry and David Direct Marketing’s segment net sales were $38.6 million in the fourth quarter of fiscal 2007, down 4.5% from the same period of fiscal 2006.

•

For fiscal 2007, Harry and David Stores recorded a 5.6% increase in its net sales to $139.5 million and ended the fiscal year with 135 stores in operation. Excluding the 53rd week, Harry and David Stores’ net sales increased 4.4% from fiscal 2006 to fiscal 2007. The increase was primarily due to fewer product markdowns resulting from improved inventory management, as well as selected price increases, all of which resulted in higher revenue per transaction. Comparable store sales increased 4.9% in fiscal 2007 from fiscal 2006, and 4.0% as adjusted for the 53rd week. Harry and David Stores’ segment net sales decreased 2.3% in the fourth quarter of fiscal 2007 to $22.0 million, while comparable store sales fell 5.6% during the same period, and 4.4% as adjusted for the comparable period last year.

•

Harry and David’s Wholesale segment net sales increased 72.1% during fiscal 2007 to $35.1 million, and in the fourth quarter, sales increased 18.8% to $1.9 million. The 53rd week did not have a material impact on net sales. The increases in fiscal 2007 and the fourth quarter were driven by higher sales to existing national wholesale customers, as well as by higher sales to new customers.

•

Harry and David’s Other category generated net sales of $2.0 million in fiscal 2007 versus $2.1 million in fiscal 2006. Fourth quarter sales, which consisted mainly of commercial fruit and juice grade fruit, were flat year-over-year.

As of June 30, 2007, the Company had total debt outstanding of $245.7 million, consisting of $245 million in aggregate principal amount of the Company's senior unsecured notes and $0.7 million in the long-term portion of capital lease obligations. As of June 30, 2007, the Company had $74.2 million in cash, cash equivalents and short-term investments. In addition, the Company had $123.0 million in unused borrowings under its revolving credit facility and total available borrowings of $3.1 million based on the asset-based debt limitation formula. Due to the highly seasonal nature of the Company’s business, it relies heavily on its revolving credit facility in advance of the holiday season to build inventories and to support other working capital and operating spending. The Company believes that cash flow from operations, cash and cash equivalents and the available credit facility will be adequate to meet these requirements and to fund operations for the next twelve months.

The audited results for the fiscal year ended June 30, 2007 are expected to be filed with the SEC in an annual report on Form 10-K on September 14, 2007.

Non-GAAP Financial Measures

This press release presents EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. The Company believes that EBITDA is a useful financial measure for assessing operating performance and liquidity. For an explanation of why management believes EBITDA is a useful measure for understanding the Company’s results of operations and a reconciliation of EBITDA to the most comparable GAAP measure, see footnote (2) to the attached financial information. This press release will be made available on the Company’s corporate website, www.hndcorp.com.

Forward-Looking Statements

Certain of the statements in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These statements relate to future events or future financial performance and involve known and unknown risks and other factors that may cause our actual or our industry’s results, levels of activity or achievement to be materially different from those expressed or implied by any forward-looking statements. These risks and uncertainties include, but are not limited to, our future financial condition and results of operations, changes in general economic conditions, competitive factors and the hiring and retention of human resources. In some cases, forward-looking statements can be identified by terminology such as “may”, “will”, “could” “would”, “should”, “expect”, “plan”, “anticipate”, “intend’, “believe”, “estimate”, “predict”, “potential”, or “continue” or the negative of those terms or other comparable terminology. These statements are present expectations. Actual events or results may differ materially. We undertake no obligation to update or revise any forward-looking statement. All of the forward looking statements are expressly qualified by the risk factors discussed in the Company’s filings with the SEC.

Conference Call

Harry & David Holdings, Inc. will host a conference call today, September 12, 2007 at 10:30 a.m. Pacific (1:30 p.m. Eastern) with William H. Williams, President and Chief Executive Officer, and Stephen V. O’Connell, Chief Financial Officer and Chief Administrative Officer. To access the conference call, participants in North America should dial 1-877-704-5380 and international participants should dial 1-913-312-1294. Participants are encouraged to dial in to the conference call five to ten minutes prior to the scheduled start time. A telephonic replay of the call will also be made available approximately two hours after the conference call is completed. The replay will be accessible via telephone through September 26, 2007 by dialing 1-888-203-1112 in North America and by dialing 1-719-457-0820 when calling internationally, with all callers using the replay pass code 4836850.

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc., headquartered in Medford, Oregon, is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and other gifts marketed under the Harry and David® brand.

CONTACTS:

Company Contact	Media Contact	Investor Relations Contact
Steve O'Connell, CFO	Bill Ihle, EVP Corp. Relations	John Mills/Christine Lumpkins
Harry & David Holdings, Inc.	Harry & David Holdings, Inc.	ICR, Inc.
soconnell@harryanddavid.com	bihle@harryanddavid.com	jmills@icrinc.com
(541) 864-2164	(541) 864-2145	clumpkins@icrinc.com
(310) 954-1100

— Financial Tables Follow —

Harry & David Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	June 30, 2007	June 24, 2006 (As restated)
Assets
Current assets
Cash and cash equivalents	$49,408	$18,637
Short-term investments	24,816	—
Trade accounts receivable, less allowance for doubtful accounts of $15 at June 30, 2007, and $80 at June 24, 2006	2,100	8,926
Other receivables	10,907	3,059
Inventories	62,406	74,117
Prepaid catalog expenses	1,503	3,066
Prepaid income taxes	774	556
Other current assets	12,547	10,561

Total current assets	164,461	118,922

Fixed assets, net	163,273	174,010
Intangibles, net	29,089	32,657
Deferred financing costs, net	12,144	14,813
Deferred income taxes	—	9,293
Other assets	1,551	488

Total assets	$370,518	$350,183

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$22,900	$21,290
Accrued payroll and benefits	21,175	14,895
Deferred revenue	12,914	17,188
Deferred income taxes	18,670	26,442
Accrued interest	5,921	5,604
Other accrued liabilities	7,409	10,636
Current portion of capital lease obligations	1,366	—

Total current liabilities	90,355	96,055

Long-term debt	245,669	245,000
Accrued pension liability	15,504	35,621
Deferred income taxes	8,422	—
Other long-term liabilities	6,304	3,957

Total liabilities	366,254	380,633

Commitments and contingencies

Stockholders’ equity (deficit)
Common stock, $0.01 par value, 1,500,000 shares authorized; 1,032,241 and 1,019,929 shares issued and outstanding at June 30, 2007 and June 24, 2006, respectively	10	10
Additional paid-in capital	5,548	3,954
Accumulated other comprehensive income	1,119	—
Accumulated deficit	(2,413)	(34,414)

Total stockholders’ equity (deficit)	4,264	(30,450)

Total liabilities and stockholders’ equity (deficit)	$370,518	$350,183

Harry & David Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Quarter ended June 30, 2007	Quarter ended June 24, 2006	Year ended June 30, 2007	Year ended June 24, 2006
Net sales	$62,905	$64,883	$561,017	$524,384
Costs of goods sold	42,279	44,969	295,211	302,389

Gross profit	20,626	19,914	265,806	221,995

Costs and expenses:
Selling, general and administrative	45,954	43,118	214,004	198,219
Selling, general and administrative – related party	318	250	1,068	1,000

	46,272	43,368	215,072	199,219

Operating income (loss)	(25,646)	(23,454)	50,734	22,776

Other (income) expense:
Interest income	(1,484)	(495)	(3,126)	(1,780)
Interest expense	6,565	6,179	28,199	26,459
Pension curtailment gain	—	—	(15,844)	—
Other (income) expense, net	(1)	744	(348)	1,210

	5,080	6,428	8,881	25,889

Income (loss) from continuing operations before income taxes	(30,726)	(29,882)	41,853	(3,113)
Provision (benefit) for income taxes	(17,174)	(8,506)	11,156	2,548

Net income (loss) from continuing operations	(13,552)	(21,376)	30,697	(5,661)

Discontinued operations:
Gain on sale of Jackson & Perkins	14,119	—	6,713	—
Operating income (loss) on discontinued operations	(4,391)	(919)	(4,282)	(6,511)
Provision (benefit) for income taxes on discontinued operations	4,025	(337)	1,127	(2,459)

Net income (loss) from discontinued operations	5,703	(582)	1,304	(4,052)

Net income (loss)	$(7,849)	$(21,958)	$32,001	$(9,713)

Earnings (loss) per share – basic and diluted:
Continuing operations	(13.13)	(21.05)	29.90	(5.58)
Discontinued operations	5.53	(0.57)	1.27	(4.00)

Total	$(7.61)	$(21.63)	$31.17	$(9.58)

Weighted-average shares used in per share calculations:
Basic and diluted	1,031,967	1,015,331	1,026,604	1,013,650

Harry & David Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Year ended June 30, 2007	Year ended June 24, 2006 (As restated)
Operating activities
Net income (loss)	$32,001	$(9,713)
Less: Net income (loss) from discontinued operations	1,304	(4,052)

Net income (loss) from continuing operations	30,697	(5,661)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization fixed assets	17,122	16,056
Amortization intangible assets	1,976	2,112
Amortization of deferred financing costs	2,669	2,473
Stock option compensation expense	577	444
Write-off of deferred initial public offering costs	—	2,180
Loss on disposal of fixed assets	770	1,073
Realized and unrealized gains on short-term investments	(407)	—
Deferred income taxes	10,818	2,500
Pension curtailment gain	(15,844)	—
Changes in operating assets and liabilities:
Trade accounts receivable and other receivables	367	(4,171)
Inventories	(6,378)	(6,576)
Prepaid advertising and other assets	(1,215)	(5,369)
Accounts payable and accrued liabilities	8,867	13,538
Deferred revenue	(3,523)	2,211

Net cash provided by operating activities from continuing operations	46,496	20,810
Net cash provided by (used in) operating activities from discontinued operations	(12,674)	22

Net cash provided by operating activities	33,822	20,832

Investing activities
Acquisition of fixed assets	(21,459)	(17,374)
Proceeds from the sale of fixed assets	17	30
Purchase of short-term investments	(51,838)	—
Proceeds from sale of short-term investments	27,429	—

Net cash used in investing activities from continuing operations	(45,851)	(17,344)
Net cash provided by (used in) investing activities from discontinued operations	42,860	(289)

Net cash used in investing activities	(2,991)	(17,633)

Financing activities
Borrowings of revolving debt	108,500	104,000
Repayments of revolving debt	(108,500)	(104,000)
Repayments of notes payable	—	(268)
Repayments of capital lease obligation	(1,077)	—
Payments for deferred financing costs	—	(3,017)
Proceeds from exercise of stock options	1,017	1,646
Dividends paid	—	(2,600)

Net cash used in financing activities from continuing operations	(60)	(4,239)

Increase (decrease) in cash and cash equivalents	30,771	(1,040)
Cash and cash equivalents, beginning of period	18,637	19,677

Cash and cash equivalents, end of period	$49,408	$18,637

Harry & David Holdings, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to EBITDA

	Quarter ended June 30, 2007	Quarter ended June 24, 2006	Fiscal 2007	Fiscal 2006
Net income (loss) from continuing operations	$(13,552)	$(21,376)	$30,697	$(5,661)
Interest expense, net from continuing operations	5,081	5,684	25,073	24,679
Provision (benefit) for income taxes from continuing operations	(17,174)	(8,506)	11,156	2,548
Depreciation and amortization from continuing operations	4,949	4,324	19,098	18,168

EBITDA from continuing operations	$(20,696)	$(19,874)	$86,024	$39,734

Interest expense, net from continuing operations	(5,081)	(5,684)	(25,073)	(24,679)
Provision (benefit) for income taxes from continuing operations	17,174	8,506	(11,156)	(2,548)
Stock option compensation expense	140	105	577	444
Write-off of deferred IPO costs	—	—	—	2,180
Loss on disposal of fixed assets	552	421	770	1,073
Realized and unrealized gain on short-term investments	(219)	—	(407)	—
Deferred income taxes	(16,931)	(8,334)	10,818	2,500
Pension curtailment gain	—	—	(15,844)	—
Amortization of deferred financing costs	659	650	2,669	2,473
Write-off of deferred financing costs	—	—	—	—
Changes in operating assets and liabilities from continuing operations	(1,946)	(6,024)	(1,882)	(345)
Net cash provided by (used in) operating activities from discontinued operations	(11,030)	7,317	(12,674)	—

Net cash provided by operating activities	$(37,378)	$(22,917)	$33,822	$20,832

(1) In fiscal 2007, net income and EBITDA from continuing operations included:

•	$15.8 million non-cash pension curtailment gain;

•	$4.1 million of consulting fees associated with the implementation of our ERP software project, other IT and corporate projects and, to a lesser extent, employee executive recruiting charges;

•	$1.2 million severance;

•	$1.1 million of fees paid to Wasserstein and Highfields under our management agreement;

•	$0.8 million loss on disposal of fixed assets;

•	$0.5 million of income recognized from legal and vendor settlements;

•	$1.5 million favorable cost of goods sold adjustment due to the reconciliation of aged unmatched receipts identified in the ERP conversion process;

•	$0.6 million loss associated with a straight-line rent adjustment on our store leases; and

•	$0.3 million income due to a settlement gain on our pension plans.

In fiscal 2006, net loss and EBITDA from continuing operations included:

•	$0.1 million of income related to closed stores;

•	$0.1 million of restructuring charges relating to our 2004 reduction in force that was not in effect for the full 12 months in fiscal 2006;

•	$0.2 million of residual one-time consulting fees associated with evaluating the Harry and David® brand strategy and information technology strategy projects;

•	$0.3 million of purchase accounting adjustments to accrued restructuring costs;

•	$1.0 million of fees paid to Wasserstein and Highfields under the management agreement;

•	$0.7 million of incremental employee executive recruiting and relocation charges;

•	$0.5 million of additional reorganization severance payments;

•	$0.5 million expense for payroll and benefits related to severed employees;

•	$2.2 million of deferred IPO costs that were written off;

•	$1.1 million loss on disposal of assets;

•	$0.8 million costs from a legal settlement; and

•	$1.7 million net proceeds from a legal settlement.

In the fourth quarter of fiscal 2007, net income and EBITDA from continuing operations included:

•	$1.0 million of consulting fees associated with the implementation of our ERP software project, other IT and corporate projects and, to a lesser extent, employee executive recruiting charges;

•	$0.2 million severance;

•	$0.3 million of fees paid to Wasserstein and Highfields under our management agreement;

•	$0.5 million loss on disposal of fixed assets;

•	$0.6 million loss associated with a straight-line rent adjustment on our store leases; and

•	$0.3 million income due to a settlement gain on our pension plans.

In the fourth quarter of fiscal 2006, net loss and EBITDA from continuing operations included:

•	$0.3 million of purchase accounting adjustments to accrued restructuring costs;

•	$0.3 million of fees paid to Wasserstein and Highfields under the management agreement;

•	$0.2 million of income related to incremental employee executive recruiting and relocation charges;

•	$0.5 million of additional reorganization severance payments;

•	$0.6 million expense for payroll and benefits related to severed employees;

•	$1.1 million loss on disposal of assets; and

•	$0.8 million costs from a legal settlement.

(2) Regulation G, Conditions for Use of Non-GAAP Financial Measures, and other provisions of the Securities Exchange Act of 1934, define and prescribe the conditions of use of certain non-U.S. GAAP financial information. Our measure of EBITDA meets the definition of a non-U.S. GAAP financial measure.

EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization and is computed on a consistent method from quarter to quarter and year to year.

We use EBITDA, in conjunction with U.S. GAAP measures such as cash flows from operating activities, cash flows from investing activities and cash flows from financing activities, to assess our liquidity, financial leverage and ability to service our outstanding debt. For example, certain covenant and compliance ratios under our revolving credit facility and the indenture governing the outstanding notes use EBITDA, as further adjusted for certain items as defined in each agreement. If we are not able to comply with these covenants, we may not be able to borrow additional amounts, incur more debt to finance our ongoing operations and working capital or take other actions. In addition, the lenders could accelerate the outstanding amounts, which could materially and adversely affect our liquidity and financial position.

We use EBITDA, in conjunction with the other U.S. GAAP measures discussed above, to assess our debt to cash flow leverage, to plan and forecast overall expectations and to evaluate actual results against such expectations; to assess our ability to service existing debt and incur new debt; and to measure the rate of capital expenditure and cash outlays from year to year and to assess our ability to fund future capital and non-capital projects. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to compare debt to cash flow leverage among companies.

EBITDA, when used as a liquidity measure, has limitations as an analytical tool. These limitations include:

•	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA is not a measure of discretionary cash available to us to pay down debt;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze EBITDA in conjunction with other U.S. GAAP financial measures impacting liquidity and cash flow, including depreciation and amortization, capital spending and net income in terms of the impact on depreciation and amortization, changes in net working capital, other non-operating income and losses that affect cash flow and liquidity, interest expense and taxes. Similarly, EBITDA should not be considered in isolation or as a substitute for these U.S. GAAP liquidity measures.

We also use EBITDA, in conjunction with U.S. GAAP measures such as operating income and net income, to assess our operating performance and that of each of our businesses and segments. Specifically, we use EBITDA, alongside the U.S. GAAP measures mentioned above, to measure profitability and profit margins and to make budgeting decisions relating to historical performance and future expectations of our segments and business as a whole, and to make performance comparisons of our company compared to other peer companies. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to assess our operating performance and compare it to that of other peer companies.

Furthermore, we use EBITDA (in conjunction with other U.S. GAAP and non-U.S. GAAP measures such as operating income, capital expenditures, taxes and changes in working capital) to measure return on capital employed. EBITDA allows us to determine the cash return before taxes, capital spending and changes in working capital generated by the total equity employed in our company. We believe return on capital employed is a useful measure because it indicates the total returns generated by our business, which, when viewed together with profit margin information, allows us to better evaluate profitability and profit margin trends.

As a performance measure, we also use return on capital employed to assist us in making budgeting decisions related to how debt and equity capital is being employed and how it will be employed in the future. Historical measures of return on capital employed, which include EBITDA, are used in estimating and predicting future return on capital trends. Combined with other U.S. GAAP financial measures, historical return on capital information helps us make decisions about how to employ capital effectively going forward.

However, because EBITDA does not take into account certain of these non-cash items, which do affect our operations and performance, EBITDA has inherent limitations as an operating measure. These limitations include:

•	EBITDA does not reflect the cash cost of acquiring assets or the non-cash depreciation and amortization of those assets over time, or the replacement of those assets in the future;

•	EBITDA does not reflect cash capital expenditures on an historical basis or in the current period, or address future requirements for capital expenditures or contractual commitments;

•	EBITDA is not a measure of discretionary cash available to us to invest in the growth of our business;

•	EBITDA does not reflect changes in working capital or cash needed to fund our business;

•	EBITDA does not reflect our tax expenses or the cash payments we are required to make to fulfill our tax liabilities; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations we analyze EBITDA alongside other U.S. GAAP financial measures of operating performance, including, operating income, net income and changes in working capital, in terms of the impact on other non-operating income and losses that affect profitability and return on capital. You should not consider EBITDA in isolation or as a substitute for these U.S. GAAP measures of operating performance.